UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

ALTAIR ENGINEERING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following email was sent to employee equityholders of Altair Engineering Inc. (“Altair”) on November 21, 2024:

We remind you that compensation and equity award information is part of your employment information and should be kept private and confidential.

Dear [Field 1]

This email is to clarify how your equity will be treated in connection with the pending acquisition of Altair by Siemens. Please read this email carefully.

Vested equity awards

Upon close of the transaction, all of your vested Restricted Stock Units (RSUs) that are outstanding but have not yet settled into shares (if any) as of immediately prior to the closing and all Altair shares that you hold immediately prior to the closing (including shares from vested RSU awards, shares acquired through purchases under the employee stock purchase program (ESPP), and shares through the exercise of stock options) will be cashed out at $113 per share.

Similarly, upon close of the transaction, all of your vested but unexercised stock options that are outstanding as of immediately prior to the closing will be cancelled and cashed out at $113 per share less the applicable exercise price.

•	As of [Field 2], you hold [Field 3] Altair common shares, with a total value of $[Field 4], assuming the acquisition purchase price of $113 per share.

•

As of [Field 2], you hold vested but unexercised Altair stock options to purchase [Field 5] Altair common shares, with a total value of $[Field 6], which is net of the aggregate exercise price and assumes the acquisition purchase price of $113 per share.

All payments will be subject to applicable tax withholding and reporting. Altair is not able to provide tax advice – please consult your tax advisor.

Vested equity awards are yours regardless of whether the transaction closes, subject to customary option expiration dates. As in the past, you are free to sell your Altair shares or exercise your vested Altair stock options at any time prior to closing of the acquisition, subject to current company policies and blackout restrictions.

Unvested equity awards vesting on or before December 31, 2025

Upon close of the transaction, all of your unvested RSUs and stock options that would vest on or before December 31, 2025 in accordance with the existing vesting terms will be cashed out at $113 per share, in the case of stock options, net of exercise price.

In the case of resignation or other termination before close of the transaction, any unvested equity will be forfeited, consistent with current Altair policy. You must be currently employed with Altair at close of the transaction to receive payment for any unvested equity awards.

•

As of [Field 2], you hold [Field 7] unvested Altair RSUs that are scheduled to vest between [Field 2] and December 31, 2025, with a total value of $[Field 8], assuming the acquisition purchase price of $113 per share.

•

As of [Field 2], you hold unvested Altair stock options to purchase [Field 9] Altair common shares that are scheduled to vest between [Field 2] and December 31, 2025, with a total value of $[Field 10], which is net of the aggregate exercise price and assumes the acquisition purchase price of $113 per share.

All payments will be subject to applicable tax withholding and reporting. Altair is not able to provide tax advice – please consult your tax advisor.

To the extent any of these unvested awards vest prior to closing of the transaction, they will be treated as vested awards as detailed in the first section above.

Unvested equity awards vesting post-December 31, 2025

Upon close of the transaction, all of your unvested RSUs and stock options that are scheduled to vest after December 31, 2025, will be cancelled and replaced with a right to receive a cash payment valued at $113 per share (in the case of stock options, net of exercise price), and will be paid by Siemens post-closing according to the current vesting schedule.

After close of the transaction, if you are terminated by Siemens other than for “cause”, any unvested cash award will accelerate and be paid in full. If you resign or are terminated by Siemens for “cause”, any unvested cash award will be forfeited.

•

As of [Field 2], you hold [Field 11] unvested Altair RSUs that are scheduled to vest after December 31, 2025, with a total value of $[Field 12], assuming the acquisition purchase price of $113 per share.

•

As of [Field 2], you hold unvested Altair stock options to purchase [Field 13] Altair common shares that are scheduled to vest after December 31, 2025, with a total value of $[Field 14], which is net of the aggregate exercise price and assumes the acquisition purchase price of $113 per share.

All payments will be subject to applicable tax withholding and reporting. Altair is not able to provide tax advice – please consult your tax advisor.

To the extent any of these unvested awards vest prior to closing of the transaction, they will be treated as vested awards as detailed in the first section above.

Please be aware this is a snapshot as of [Field 2] and these numbers will change as vesting dates for existing grants and new equity grants occur. Please also be sure to check your ETRADE account for complete details.

This email is a summary provided for your convenience, but the final terms and conditions of the treatment of your equity are set forth in the merger agreement between Altair and Siemens, and the true and complete schedule of your outstanding equity awards can be found in your ETRADE account.

The terms discussed above assume that the transaction closes, which we cannot guarantee. Please refer to the notes below for additional information and where to find it.

Important Information and Where to Find It

This communication relates to a proposed transaction between Altair and Siemens Industry Software Inc. (“Parent”). In connection with this proposed transaction, Altair has filed a Current Report on Form 8-K with further information regarding the terms and conditions contained in the definitive transaction agreements and will file a proxy statement on Schedule 14A or other documents with the United States Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document that Altair may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ALTAIR ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, when available, will be mailed to stockholders of Altair as applicable. Investors and security holders will be able to obtain free copies of these documents, when available, and other documents filed with the SEC by Altair through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Altair will be available free of charge on Altair’s internet website at https://investor.altair.com or by contacting Altair’s primary investor relations contact by email at ir@altair.com or by phone at (248) 614-2400.

Participants in Solicitation

Altair, Parent, Siemens AG, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Altair, their ownership of Altair common shares, and Altair’s transactions with related persons is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001701732/000095017024018804/altr-20231231.htm), in its proxy statement on Schedule 14A for its 2024 Annual Meeting of Stockholders in the sections entitled “Corporate Governance Matters,” “Security Ownership of Certain Beneficial Owners and Management” and “Transactions with Related Persons”, which was filed with the SEC on April 5, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001701732/000119312524087903/d722499ddef14a.htm), certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements regarding the proposed transaction, including the expected timing and closing of the proposed transaction; Altair’s ability to consummate the proposed transaction; the expected benefits of the proposed transaction and other considerations taken into account by the Altair Board of Directors in approving the proposed transaction; the amounts to be received by stockholders and expectations for Altair prior to and following the closing of the proposed transaction, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of Altair based on current expectations and assumptions relating to Altair’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: (i) the timing to consummate the proposed transaction, (ii) the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, (iii) the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, (iv) the diversion of management time on transaction-related issues, (v) risks related to disruption of management time from ongoing business operations due to the proposed transaction, (vi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Altair, (vii) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Altair to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, (viii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, dated October 30, 2024, with Siemens (the “Merger Agreement”), including in circumstances requiring Altair to pay a termination fee, (ix) the risk that competing offers will be made; (x) unexpected costs, charges or expenses resulting from the merger, (xi) potential litigation relating to the merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto, (xii) worldwide economic or political changes that affect the markets that Altair’s businesses serve which could have an effect on demand for Altair’s products and impact Altair’s profitability and (xiii) disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, cyber-security vulnerabilities, foreign currency volatility, swings in consumer confidence and spending, raw material pricing and supply issues, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Altair’s filings with the SEC, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Altair’s Annual Report on Form 10-K for the year ended December 31, 2023 and in Altair’s other filings with the SEC. The list of factors is not intended to be exhaustive.

These forward-looking statements speak only as of the date of this communication, and Altair does not assume any obligation to update or revise any forward-looking statement made in this communication or that may from time to time be made by or on behalf of Altair.